                                  EX. 99-B.4.16

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to include the following provision:

Any Payments to a beneficiary named pursuant to Section 72(s) of the Internal Revenue Code of 1954, as amended, will be made in accordance with Section 72(s) and any associated regulations.

Endorsed and made a part of this Contract on the later of January 19, 1985 or the effective date of this Contract.



                                         /s/ Thomas J. McInerney


                                         President
                                         ING Life Insurance and Annuity Company